Exhibit 3.3

EXECUTION VERSION

COMMSCOPE, INC.

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of January 14, 2011

To

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 28, 2009

To

SUBORDINATED INDENTURE

Dated as of May 28, 2009

3.25% Senior Subordinated Convertible Notes due 2015

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of January 14, 2011 (this “Supplemental Indenture”), between COMMSCOPE, INC., a Delaware corporation, as newly constituted (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the First Supplemental Indenture, dated as of May 28, 2009 (the “First Supplemental Indenture”), between the Company and the Trustee, to the Subordinated Indenture dated as of May 28, 2009 (the “Base Indenture”). Except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms and expressions used herein shall have the same meaning as corresponding terms and expressions used in the First Supplemental Indenture.

Recitals of the Company

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, Section 301 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of Securities of any series;

WHEREAS, pursuant to the terms of the Base Indenture, the Company entered into the First Supplemental Indenture and established a new series of its Securities known as its “3.25% Senior Subordinated Convertible Notes due 2015” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof as set forth in the Base Indenture and the First Supplemental Indenture;

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of October 26, 2010, by and among Cedar I Holding Company, Inc., a Delaware corporation (“Parent”), Cedar I Merger Sub, Inc., Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which, on the date hereof (the “Effective Date”), Merger Sub has merged with and into the Company (the “Merger”), and the Company is continuing as the surviving corporation and as a wholly owned subsidiary of Parent;

WHEREAS, the Merger resulted in a Fundamental Change, a Make-Whole Fundamental Change and a Merger Event under the First Supplemental Indenture;

WHEREAS, as a result of the Fundamental Change, the Fundamental Change Purchase Date will be March 8, 2011;

WHEREAS, pursuant to the Merger Agreement, holders of record of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), (other than (i) issued and outstanding shares of Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Common Stock or owned by Company or any direct or indirect wholly owned subsidiary of Company, and in each case not held on behalf of third parties, and (ii) shares of Common Stock that are owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the Delaware General Corporation Law with respect to such Common Stock) are entitled to receive $31.50 per share of Common Stock (the “Stock Price”) in cash upon surrender of certificates formerly representing any of the Common Stock;

WHEREAS, pursuant to Section 4.05 of the First Supplemental Indenture, for the Notes for which a notice of conversion is received by the Conversion Agent from and including the date hereof up to, and including, the Business Day immediately prior to March 8, 2011 the Make-Whole Fundamental Change results in an adjustment of the Conversion Rate from 36.3636 shares of Common Stock per $1,000 principal amount of Notes to 41.6605 shares of Common Stock per $1,000 principal amount of Notes (the “Adjusted Conversion Rate”);

WHEREAS, Section 4.06 of the First Supplemental Indenture requires that if a Merger Event occurs, at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing that at and after the effective time of such Merger Event, the right to convert a Note will be changed into a right to convert such Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or a combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate prior to such Merger Event would have owned or been entitled to receive upon such Merger Event (the “Change of Reference Property”);

WHEREAS, in connection with the Merger and in order to implement the Change of Reference Property and the adjustment of the Conversion Rate, the Company, as newly constituted, and the Trustee are entering into this Supplemental Indenture pursuant to Section 4.06 of the First Supplemental Indenture, pursuant to which at and after the Effective Date, the right to convert a Note shall be changed into a right to convert the Note into cash, which shall be the applicable Reference Property, and as a result of which Notes for which a notice of conversion is received by the Conversion Agent from and including the date hereof can be converted into a cash amount equal to (x) the principal amount of the Notes tendered for conversion divided by $1,000 multiplied by the Adjusted Conversion Rate and (y) multiplied by the Stock Price (the “Merger Consideration Calculation”);

WHEREAS, Section 9.01(1) of the First Supplemental Indenture provides that the Company shall execute with the Trustee a supplemental indenture in the event the Company merges with another Person and such supplemental indenture shall evidence the assumption by the successor Person of the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the Base Indenture and the First Supplemental Indenture;

WHEREAS, Section 7.01(a) of the First Supplemental Indenture provides that the Company and the Trustee may enter into supplemental indentures without notice to or the consent of any Holder to evidence the succession of another Person to the Company, and the assumption by the successor Person of the covenants, agreements and obligations of the Company, pursuant to Article VIII of the Base Indenture, and Article 9 of the First Supplemental Indenture;

WHEREAS, the Board of Directors duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, in accordance with Section 7.05 of the First Supplemental Indenture, the Company is concurrently delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and has performed all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and the valid obligations of the Company; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement have been duly performed and complied with.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, each party agrees for the benefit of the other parties and the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

EFFECT OF SPECIFIED BUSINESS TRANSACTION

SECTION 1.1. Conversion of Notes. Pursuant to Section 4.06 of the First Supplemental Indenture and notwithstanding anything to the contrary contained within the First Supplemental Indenture and/or the Base Indenture, at and after the Effective Date, each Note shall no longer be convertible into shares of Common Stock of the Company, but instead shall be convertible only into cash, which is the Reference Property. Notes tendered by Holders on or after the Effective Date shall be converted to cash in accordance with the Merger Consideration Calculation.

SECTION 1.2. Adjustments.

(a) As of the Effective Date, the definition of “Conversion Rate” shall mean the Adjusted Conversion Rate.

(b) As of the Effective Date, the definition of “Stock Price” shall have the meaning set forth in the Recitals.

(c) In accordance with Section 4.06 of the First Supplemental Indenture, at and after the Effective Date, the provisions of Section 4.03 of the First Supplemental Indenture are hereby deleted and replaced with the following:

Adjustment of Conversion Rate. The Conversion Rate shall not be adjusted after the Effective Date.

(d) As of the Effective Date, the adjustments contained within Sections 4.04 and 4.05 of the First Supplemental Indenture shall no longer be applicable.

(e) As of the Effective Date, the provisions of Sections 4.07, 4.08, 4.10(a), 4.10(b), 4.10(c), and 4.11 of the First Supplemental Indenture shall no longer be applicable.

(f) As of the Effective Date, the last paragraph of Section 4.10 of the First Supplemental Indenture is hereby deleted and replaced with the following:

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Supplemental Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder of Notes at such Holder’s address appearing on a list of Holders of Notes, which the Company shall provide to the Trustee, as promptly as practicable but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating the date on which such dissolution, liquidation or winding up is expected to become effective or occur. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dissolution, liquidation or winding up.

ARTICLE II

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

SECTION 2.1. Trustee’s Acceptance. The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE III

ASSUMPTION OF OBLIGATIONS

SECTION 3.1. Company’s Assumption. In connection with the Merger, pursuant to Section 7.01 of the First Supplemental Indenture, and in accordance with Article VIII of the Base Indenture and Section 9.01(1) of the First Supplemental Indenture, the Company, as newly constituted, hereby assumes the covenants, agreements and obligations of the Company.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.1. Effect of Supplemental Indenture. This Supplemental Indenture shall be deemed effective immediately upon the effective time of the Merger, it being understood that the notices with respect to the Merger required by Sections 4.05(e) and 4.06(b) of the First Supplemental Indenture have to be given. Upon the effectiveness of this Supplemental Indenture, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and the Holder of every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 4.2. Indenture Remains in Full Force and Effect. Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 4.3. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 4.4. Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture.

SECTION 4.5. No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a subsidiary (other than the Indenture). Any such indenture, loan or debt agreement (other than the Indenture) may not be used to interpret this Supplemental Indenture.

SECTION 4.6. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

SECTION 4.7. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in the Indenture or this Supplemental Indenture by the Trust Indenture Act, the required provision shall control.

SECTION 4.8. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 4.9. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.10. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 4.11. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.

SECTION 4.12. Delivery to Holders. Pursuant to Section 4.06(b) of the First Supplemental Indenture, the Company shall cause notice of the execution of this Supplemental Indenture to be mailed by the Trustee to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 days after execution hereof.

SECTION 4.13. Trustee Disclaimer. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or as to compliance with the Base Indenture and the First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
Name:	Frank B. Wyatt, II
Title:	Senior Vice President, Secretary and General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lisa L. Moorehead
Name:	Lisa L. Moorehead
Title:	Assistant Vice President